                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM S-3

                                 Amendment No. 3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        PACIFICHEALTH LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                         22-3367588
-----------------------------------                 ----------------------
(State or other jurisdiction of                (IRS Employer Identification No.)
  incorporation or organization)

                          1480 Route 9 North, Suite 204
                              Woodbridge, NJ 07095
                                  732/636-6141
               (Address, including zip code, telephone number and
             area code, of registrant's principal executive offices)

                   Stephen P. Kuchen, Vice President, Finance
                          1480 Route 9 North, Suite 204
                              Woodbridge, NJ 07095
                             Telephone 732/636-6141
                             Facsimile 732/636-7410

                                   copies to:

                             Gary A. Miller, Esquire
                      Eckert Seamans Cherin & Mellott, LLC
                         1515 Market Street - 9th Floor
                             Philadelphia, PA 19102
                                  215/851-8410
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_| If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                             Calculation of Registration Fee

Title of Each Class                                                                     Proposed Maximum           Amount of
Of Securities to be                 Amount to be              Proposed Maximum          Aggregate                  Registration
Registered                          Registered                Offering Price(1)         Offering Price(1)          Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,                       56,875(2)                 $3.75(3)                  $213,281
$.001 par value

Common Stock                       120,000(2)                 $8.70(4)                  $1,044,000
..001 par value

Common Stock                       100,000(2)                 $3.27(5)                  $327,000
..001 Par Value

Common Stock                       751,711(6)                 $3.27(7)                  $2,458,095
..001 Par Value

Totals                           1,028,586                                              $4,042,376                 $ 966.13

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457.
(2) These shares are issuable upon the exercise of warrants to purchase common stock and are registered for resale.
(3) Based upon warrant exercise price of $3.75.
(4) Based upon warrant exercise price of $8.70.
(5) Based upon warrant exercise price of $.875.
(6) These shares are outstanding shares being offered for resale by certain of our shareholders.
(7) Based on the average of the high and low prices reported on the Nasdaq SmallCap Market for January 18, 2002.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

LEGEND FOR FIRST PAGE OF PROSPECTUS:

The information set forth in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities (except pursuant to a transaction exempt from the registration requirements of the Securities Act of
1933) until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                    SUBJECT TO COMPLETION, DATED MAY __, 2002


                                   PROSPECTUS

                                1,028,586 SHARES

                        PACIFICHEALTH LABORATORIES, INC.
                                  COMMON STOCK

         The shareholders named on page 10 may sell up to 1,028,586 shares of our common stock. 751,711 of these shares are currently outstanding. 276,875 shares may be issued upon the exercise of outstanding warrants.

         We will not receive any proceeds from the sale of these shares by our shareholders. We may receive up to $1,344,781 from the exercise of the warrants.

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "PHLI". The high, low and last sale prices of our common stock on May 23, 2002, as reported by Nasdaq, were $4.05, $4.04 and $4.04, respectively.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is ________________, 2002.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY.........................................................    1

NOTE ABOUT FORWARD-LOOKING STATEMENTS......................................    2

RISK FACTORS...............................................................    3

AVAILABILITY OF ADDITIONAL INFORMATION.....................................    7

DILUTION...................................................................    8

USE OF PROCEEDS............................................................    8

SELLING SHAREHOLDERS.......................................................    9

PLAN OF DISTRIBUTION.......................................................   10

LEGAL MATTERS..............................................................   11

EXPERTS....................................................................   11

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION.......................   12

         In making a decision whether or not to buy any shares offered by this prospectus you should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from the information in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time this prospectus is delivered or any shares are sold.

         For investors outside the United States: Neither we nor, to our knowledge, any other person has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

                               PROSPECTUS SUMMARY

Company Summary

         We are a research based nutrition technology company that researches, develops and commercializes functionally unique proprietary products for sports performance, weight loss and Type 2 diabetes which can be marketed without prior Food and Drug Administration approval under current regulatory guidelines. Our principal executive offices are located at 1480 Route 9 North, Suite 204, Woodbridge, New Jersey, 07095 and our telephone number is (732) 636-6141.

         We select product categories in which we believe: (1) there has been little prior innovation, (2) market potential justifies broad scale consumer advertising and (3) a proprietary position can be established and maintained. Our three primary areas of research to date have been sports nutrition, weight loss and diabetes. Our primary products are:

         o ENDUROX(R). ENDUROX(R) is a dietary supplement with the principal ingredient being the herb ciwujia. ENDUROX(R) is sold in caplet form and is used to improve exercise performance and recovery.
         o ENDUROX EXCEL(R). ENDUROX EXCEL(R)is a stronger strength ENDUROX(R)marketed to serious athletes.
         o ENDUROX R4(R) Performance/Recovery Drink. ENDUROX R4(R) is marketed for increased exercise and athletic performance and recovery.
         o SATIETROL(R). SATIETROL(R) is an appetite control product based on the use of nutritional ingredients to stimulate cholecystokinin, a protein released after eating which has shown to be an important satiety signal in humans.
         o ACCELERADE(R). ACCELERADE(R) is a sports drink, to be used during exercise, based on the same technology as ENDUROX(R).

         Although we were profitable in 2001, at December 31, 2001, we had an accumulated deficit of approximately $9,000,000. In the past, we have not been able to generate sufficient revenues from operations, and relied upon the proceeds of equity investments.

About this Prospectus

         We have registered our common stock for resale by the selling shareholders listed on page 10. The shares offered for resale by this prospectus include the following:

         o 751,711 shares that are presently outstanding and owned by the selling shareholders, and
         o 276,875 shares that may be acquired by the selling shareholders upon the exercise of outstanding warrants.

         We will not receive any proceeds from the resale of any shares of this prospectus, but may receive proceed from the exercise of warrants.

Information on Outstanding Shares

         Common stock outstanding before the offering...............   6,064,203
                                                                       =========
         Common stock outstanding after the offering................   6,341,078
                                                                       =========

         In the above table, the number of shares of common stock outstanding before the offering is the number of shares outstanding on May 13, 2002. The number of shares of common stock outstanding after the offering is based on the number of shares outstanding before the offering plus the maximum number of shares issuable upon the exercise of warrants that may be resold pursuant to this prospectus. The holders of the warrants are not required to exercise them, however, and it is unlikely that any holder would do so unless the market price of our common stock exceeded the exercise price of the warrants. The exercise price of the warrants ranges from $.875 to $8.70.

                      NOTE ABOUT FORWARD-LOOKING STATEMENTS

         We have made statements under the captions "Prospectus Summary" and "Risk Factors" in this prospectus that are forward-looking statements. Similar statements are made in documents that we have incorporated by reference into this prospectus. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate", and similar terminology. Forward-looking statements address, among other things:

    o the development of new products and the expansion of the market for current products;

    o    implementing aspects of our business plans;

    o    financing goals and plans; and

    o our expectations regarding actions to be taken by parties other than us.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict and/or which we do not fully control that will cause actual results to differ materially from those expressed or implied by our forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our forward-looking statements are made as of the date of this prospectus, and we assume no duty to update them or to explain why actual results may differ except as we are required to do by law.

                                  RISK FACTORS

         You should carefully consider the following risks and other information in this prospectus before deciding to purchase our common stock. The market price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

We have no manufacturing capabilities and we are dependent upon other companies to manufacture our products.

         We have no manufacturing facilities and have no present intention to manufacture any of our products. We are dependent upon relationships with independent manufacturers to fulfill our product needs. We use at least six manufacturers for various parts of the manufacturing processes for our products. We believe these are small privately held firms. We have no contracts, oral or written, with these manufacturers other than individual purchase orders for current quantities which do not contain any terms other than those related to the current quantities. Because the manufacturing processes which our contract manufacturers perform are fairly standard in the industry, we believe that there are a large number of manufacturers who could provide us with these services if our current contract manufacturers are unavailable for any reason or seek to impose unfavorable terms. Our ability to market and sell our products requires that such products be manufactured in commercial quantities and in compliance with applicable federal and state regulatory requirements. In addition, we must be able to manufacture our products at a cost that permits us to charge a price acceptable to the customer while also accommodating distribution costs and third party sales compensation. Competitors who do own their own manufacturing may have an advantage over us with respect to pricing, availability of product and in other areas through their control of the manufacturing process.

We have a single source for an ingredient of one of our products, SATIETROL(R).

         One of the ingredients for SATIETROL is currently available from a single source, Lyckeby Starkelson, a large European company. We do not have any written or oral agreements with this supplier. Although this company is currently the only source that processes the ingredient, the materials for the ingredient are commodity products readily available. Therefore, the Company believes that if this supplier were to become unavailable to us, or unwilling to deal with us on reasonable terms, we would eventually be able to obtain the ingredient elsewhere, but a material delay would be caused by the requirement for a new supplier to make the preparations necessary to process the ingredient to our specifications.

Government regulation of the processing, formulation, packaging, labeling and advertising of our products can impact our ability to market products.

         We market products that fall under two types of Food and Drug Administration regulations: dietary supplements and nutritional supplements. A dietary supplement:

   o is a product (other than tobacco) that is intended to supplement the diet that bears or contains one or more of the following dietary ingredients: a vitamin, a mineral, an herb or other botanical, an amino acid, a dietary substance for use by man to supplement the diet by increasing the total daily intake, or a concentrate, metabolite, constituent, extract, or combinations of these ingredients.

   o    is intended for ingestion in pill, capsule, tablet, or liquid form.

   o is not represented for use as a conventional food or as the sole item of a meal or diet.

   o    is labeled as a "dietary supplement."

         Nutritional supplements are food products and contain Generally Regarded As Safe (GRAS) ingredients.

         Nutritional supplements and dietary supplements must follow labeling guidelines outlined by the FDA. Neither nutritional supplements nor dietary supplements require FDA or other government approval or notification to market in the United States.

         Under the Dietary Supplement Health and Education Act of 1994, companies that manufacture and distribute dietary supplements are limited in the statements that they are permitted to make about nutritional support on the product label without FDA approval. In addition, a manufacturer of a dietary supplement must have substantiation for any such statement made and must not claim to diagnose, mitigate, treat, cure or prevent a specific disease or class of disease. The product label must also contain a prominent disclaimer. These restrictions may restrict our flexibility in marketing our product.

         We believe that all of our existing and proposed products are nutritional supplements or dietary supplements that do not require governmental approvals to market in the United States. Our current products are classified as follows:

Dietary Supplements
         ENDUROX(R) Natural Workout Supplement
         ENDUROX EXCEL(R) Natural Training Supplement

Nutritional Supplements
         ENDUROX(R) R4 Performance/Recovery Drink
         ACCELERADE(R) Sports Drink
         SATIETROL(R) Natural Appetite Control
         SATIETROL COMPLETE(R) Meal Replacement

          The processing, formulation, packaging, labeling and advertising of such products, however, are subject to regulation by one or more federal agencies including the FDA, the Federal Trade Commission, the Consumer Products Safety Commission, the Department of Agriculture and the Environmental Protection Agency. Our activities also are subject to regulation by various agencies of the states and localities in which our products are sold. Among other things, such regulation puts a burden on our ability to bring products to market. Any changes in the current regulatory environment could impose requirements which would make bringing new products to market more expensive or restrict the ways we can market our products.

         No governmental agency or other third party makes a determination as to whether our products qualify as nutritional supplements, dietary supplements or neither. We make this determination based on the ingredients contained in the products and the claims we make for the products.

We are dependent upon our President and the loss of his services could have a material adverse impact on us.

         We have relied extensively on the services of Dr. Robert Portman. Dr. Portman will continue to play a key role in our management and the loss of his services would materially and adversely affect us and our prospects. We have obtained a $2,000,000 "key man" life insurance policy covering Dr. Portman, but it is unlikely that the proceeds from such policy would be adequate to fully compensate us for the loss of Dr. Portman's services.

         We have an employment agreement with Dr. Portman which expires December 31, 2002. Among other terms, this agreement provides:

         o If we terminate Dr. Portman's employment without cause, or he terminates his employment with cause, his options will immediately vest and will be retained by him, notwithstanding his termination.
         o In the event Dr. Portman's employment is terminated by us without cause or by him with cause, he is entitled to receive a lump sum payment of an amount equal to his salary for the lesser of one year or the remaining term of the agreement.
         o Upon Dr. Portman's termination for any reason, including his voluntary termination, Dr. Portman will not be bound by any non-competition agreement unless the Company continues to pay his salary, in which case he will be subject to a one year non-competition agreement.

We face substantial competition.

         The dietary and nutritional supplement industry is highly competitive. It is relatively easy for new companies to enter the industry due to the availability of numerous contract manufacturers, a ready availability of natural ingredients and a relatively relaxed regulatory environment. Numerous companies compete with us in the development, manufacture and marketing of supplements as their sole or principal business. Generally, these companies are well funded and sophisticated in their marketing approaches.

         Depending on the product category, our competition varies. The sports drink market in which Endurox R4 and Accelerade compete is dominated by such brands as Gatorade and Powerade who sell ready-to-drink products, as well as smaller companies such as Cytosport (Cytomax), Champion Nutrition (Revenge), and Twin Labs (Ultrafuel) who sell powdered, ready-to-mix products. In addition, there are a number of new foreign entries such as Enervit and Extran that have recently introduced sports drinks into the U.S. focusing on the endurance athlete. Increased competitive activity from such companies could make it more difficult for us to increase or keep market share, since such companies have greater financial and other resources available to them and possess far more extensive manufacturing, distribution and marketing capabilities.

         The competitive market for weight loss products is divided into four basic segments: herbal supplements (e.g., Metabolite), meal replacement products (e.g., Slim Fast), food plans (e.g., Weight Watchers) and prescription products (e.g., Xenical). Today, weight loss products are manufactured by dietary supplement manufacturers, pharmaceutical manufacturers, diet food companies (e.g. Slim Fast Foods Company) and over-the-counter drug companies. Intense competitive activity in this market could make it more difficult for us to increase or keep market share as most of the companies who have products in this category have greater financial, marketing, sales, manufacturing and distribution resources.

We are dependent on a significant customer and may be adversely affected if that customer discontinues its relationship with us.

         Our largest customer, General Nutrition Centers, accounted for approximately 44% of net sales in 2000, and 37% of net sales in 2001. Another customer, Performance, Inc., accounted for approximately 12% of sales in 2001. The loss of General Nutrition Centers as a customer, the loss of a significant number of other major customers, or a significant reduction in purchase volume by or financial difficulty of such customers could significantly reduce our revenues. We have no agreement with or commitment from any customer to make future purchases. Because we have no agreement with General Nutrition Centers, we cannot be certain that General Nutrition Centers will continue as a major customer. During the fourth quarter of 2001, General Nutrition Centers discontinued the sale of SATIETROL in its corporate stores. Although we did not receive any official communication from General Nutrition Centers, we believe that the product was discontinued because it did not meet General Nutrition Center's target sales projections. In the year ended December 31, 2000, Satietrol accounted for 43% of our sales to General Nutrition Centers and, in 2001, after taking returns into account, Satietrol accounted for 26% of our sales to General Nutrition Centers. Our total sales to General Nutrition Centers in 2001 remained approximately the same as our sales in 2000, despite the discontinuance of Satietrol and the return of some product by General Nutrition Centers in connection with the discontinuance.

We may be subject to products liability claims and may not have adequate insurance to cover such claims.

         Like other retailers, distributors and manufacturers of products that are designed to be ingested, we face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. With respect to product liability claims, we have coverage of $5,000,000 per occurrence and in the aggregate. Because our policies are purchased on a year to year basis, industry conditions or our own claims experience could make it difficult for us to secure the necessary insurance at a reasonable cost. In addition, we may not be able to secure insurance that will be adequate to cover liabilities. We generally do not obtain contractual indemnification from parties supplying raw materials or marketing our products. In any event, any such indemnification is limited by its terms and, as a practical matter, to the creditworthiness of the other party. In the event that we do not have adequate insurance or contractual indemnification, liabilities relating to defective products could require us to pay the injured parties' damages which are significant compared to our net worth or revenues.

We may be adversely affected by unfavorable publicity relating to our product or similar products manufactured by our competitors.

         We believe that the dietary and nutritional supplement market is affected by national media attention regarding the consumption of these products. Future scientific research or publicity may be unfavorable to the dietary and nutritional supplement market generally or to any particular product and may be inconsistent with earlier favorable research or publicity. Adverse publicity associated with illness or other adverse effects resulting from the consumption of products distributed by other companies which are similar to our products could reduce consumer demand for our products and consequently our revenues. This may occur even if the publicity did not relate to our products. Adverse publicity directly concerning our products could be expected to have an immediate negative effect on the market for that product.

We depend on patents and other proprietary technologies that we may not be able to obtain, and the patents we hold may not protect our position.

         Our long-term success will substantially depend upon protecting our technology from infringement, misappropriation, discovery and duplication. To the extent we do not have patents on our products, a competitor could replicate our products. Patents which we do obtain may not provide meaningful protection or significant competitive advantages over competing products, due to the complexity of the legal and scientific issues involved in patent defense and litigation. For example, our use patent on ciwujia might not prevent sale of a product using this herb with a claimed benefit or use that was not covered by our patent.

         Because of the complexity of the legal and scientific issues involved in patent prosecutions, we cannot be sure that any future patent applications for new products will be granted, and we cannot be sure that any of our pending patent applications will be granted. We cannot be sure our patent rights will provide meaningful protection against other duplicating our products because of the complexity of the legal and scientific issues that could arise in litigation over these issues. Furthermore, patent applications are maintained in secrecy in the United States until the patents are approved, and in most foreign countries for a period of time following the date from which priority is claimed. A third party's pending patent applications may cover any technology that we currently are developing.

We have limited the liability of our directors and officers for breaches of the duty of care.

         Our Certificate of Incorporation limits the liability of our directors for monetary damages for breaches of directors' fiduciary duty of care. This provision may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, our Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for us.

We have had operating deficits and may need additional capital, which may not be available to us.

         Through the end of calendar year 2000 and the first five months of 2001, we were not able to sustain our operations from revenues provided by operations, and were required to rely on the proceeds of our 1997 initial public offering and private placement of securities. Although we were profitable in calendar year 2001, at December 31, 2001, we still had an accumulated deficit of approximately $9,000,000.

         We may require funds in excess of our existing cash resources to develop new products, to develop or acquire other products or other lines of business, to establish and expand our manufacturing capabilities, and to finance general and administrative and research activities that are not related to specific products under development. We do not now have any definite plans which would require this funding.

         Due to market conditions at the time we may need additional funding, or due to our own financial condition at that time, it is possible that we will be unable to obtain additional funding as and when we need it. If we were unable to obtain additional funding as and when needed, we could be forced to delay the progress of certain development efforts.

If our stock price drops, our stock may be delisted from NASDAQ and become subject to Penny Stock regulations.

         During periods at the end of 2000 and the beginning of 2001, our share price was below $1.00 per share. The Nasdaq SmallCap Market requires our stock price to be at least $1.00. If we do not meet this requirement in the future, we may be subject to delisting by Nasdaq. We may also be subject to delisting by Nasdaq for failure to meet other criteria, which we currently now meet, such as minimum net tangible assets and net income requirements.

         If our stock is delisted from Nasdaq, there will be less interest for our stock in the market. This may result in lower prices for our stock and make it more difficult for you to sell your shares. In addition, if our stock is not listed on Nasdaq and fails to maintain a price of $5.00 or more per share, our stock would become subject to the SEC's "Penny Stock" rules. These rules require a broker to deliver, prior to any transaction involving a Penny Stock, a disclosure schedule explaining the Penny Stock Market and its risks. In addition, broker/dealers who recommend Penny Stocks to persons other than established customers and accredited investors must make a special written suitability determination and receive the purchaser's written agreement to a transaction prior to the sale. In the event our stock became subject to these rules, it will become more difficult for broker/dealers to sell our common stock. Therefore shareholders may have more difficulty selling our common stock in the public market.


The price of our shares may be volatile, and you could lose all or part of your investment.

         During the past two years, the market price of our common stock has ranged from $0.25 per share to $8.38 per share. There may continue to be wide fluctuation in the price of our shares. Because of this potential volatility, our shares may be an unsuitable investment for investors who might be required to sell the shares at a time when the market price of the shares is depressed. These fluctuations may be caused by several factors including:

       o announcements of research activities and technology innovations or new products by us or our competitors;
       o changes in market valuation of companies in our industry generally;
       o variations in operating results;
       o changes in governmental regulations;
       o results of clinical trials of our products or our competitors' products; and
       o regulatory action or inaction on our products or our competitors' products.

                     AVAILABILITY OF ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

         The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all shares offered by this prospectus are sold:

         o Annual Report on Form 10KSB for the fiscal year ended December 31, 2001 filed March 20, 2002, as amended by Amendment No. 1 on Form 10KSB/A for the fiscal year ended December 31, 2001, filed May 14, 2002.
         o Quarterly Report on Form 10QSB for the quarter ended March 31, 2002 filed May 14, 2002.
         o Current Report on Form 8-K filed April 8, 2002.
         o Current Report on Form 8-K filed April 10, 2002, as amended by Current Report filed on May 2, 2002.
         o Current Report on Form 8-K filed May 3, 2002
         o The description of our common stock contained in our registration statement on Form 8-A, filed December 12, 1997, and including any amendment or report subsequently filed for the purpose of updating the descriptions

         This prospectus is part of a registration statement on Form S-3 (Registration No. 333-81320) filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about PacificHealth and our common stock. You may request a copy of these filings at no cost. Please direct your requests to David Portman, Secretary, 1480 Route 9 North, Suite 204, Woodbridge, New Jersey 07095, or call
(732)-636-6141.


                                    DILUTION

         Purchasers of common stock offered pursuant to this prospectus will incur dilution in their investment that is approximately equal to the difference between the price which they pay for the shares and the net tangible book value of the shares. As of December 31, 2001, our net tangible book value was approximately $.77 per share of common stock.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the resale of shares covered by this prospectus. We will, however, receive proceeds if any of the warrants listed in the table on page 10 are exercised. If all of these warrants were exercised, we would receive an aggregate of $1,344,781. If we receive any proceeds from the exercise of warrants, we would use those proceeds for working capital. We have made no plans in anticipation of the receipt of any of these proceeds.

                              SELLING SHAREHOLDERS

         The following table lists each person who may resell shares pursuant to this prospectus, and, in addition, sets forth:

       o the number of shares of common stock beneficially owned by each Selling Shareholder prior to the offering;
       o the number of shares of common stock registered for sale by each Selling Shareholder in the offering; and
       o the number of shares of common stock and the percentage of the common stock owned by each Selling Shareholder after the offering, assuming that the Selling Shareholders sell all of the shares registered for their benefit and that the Selling Shareholders exercise all of the warrants held by them.

                                               Outstanding
                                               Shares Owned       Shares Issuable        Shares
                                               Prior to           Upon Exercise          Registered         Shares Owned
Selling Shareholder                            Offering           of Warrants            For Sale           After Offering
-------------------                            ------------       ---------------        ----------         --------------
Eleanor M. Harvey                                        -0-             2,500               2,500                0*
Kathleen F. Heine                                        -0-             2,500               2,500                0*
Russell J. Lucas                                      5,000             25,937              25,937            5,000*
George B. Lucas                                      15,000             25,938              25,938           15,000*
First Montauk Securities Corp. (1)                   10,000            120,000             130,000                0*
David Portman (2)                                   188,500            100,000             100,000          188,500(4)
GlaxoSmithKline PLC (3)                             541,711                 -0-            541,711                0*
Jean-Francois Formela                                50,000                 -0-             50,000                0*
Cooperative Holding Corp                             70,000                 -0-             70,000                0*
Charles Kramer                                       53,755                 -0-             25,000           28,755*
Lawrence J. & Camille S. Rubenstein                  30,000                 -0-             30,000                0*
Frank J. Vecchione                                   37,607                 -0-             25,000           12,607*

Totals                                            1,001,573            276,875           1,028,586          249,862
-----------------------------------------------------------------------------------------------------------------------

    * Equals less than 1% of the outstanding common stock after the offering.

(1) First Montauk Securities Corp. received these warrants pursuant to an Underwriting Agreement in connection with our initial public offering in December of 1997.
(2) Mr. Portman has served as Secretary and a Director since our inception. Mr. Portman also has served as a director of First Montauk Securities Corp. since 1983.

(3) In the second quarter of 2001, we entered into an exclusive license agreement with GlaxoSmithKline ("GSK") that provides GSK with worldwide rights to the trademarks, technology, patents and know-how for SATIETROL.

(4)  Mr. Portman will own 3.0% of our common stock after the offering.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock covered by this prospectus on behalf of the Selling Shareholders. The Selling Shareholders may offer and sell shares from time to time. In addition, a Selling Shareholder's donees, pledgees, transferees and other successors in interest may sell shares received from a named Selling Shareholder after the date of this prospectus. In that case, the term "Selling Shareholder" as used in this prospectus includes such donees, pledgees, transferees and other successors in interest. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq SmallCap Market or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares may be sold by way of any legally available means, including in one or more of the following transactions:

       o a block trade in which a broker-dealer engaged by a Selling Shareholder attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
       o purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus; and
       o ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

      Transactions under this prospectus may or may not involve brokers or dealers. The selling shareholders may sell shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in selling shares. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents also may receive compensation in the form of discounts, concessions or commissions from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might exceed customary commissions.

      A portion of the shares registered pursuant to this Prospectus are reserved for issuance upon the exercise of warrants owned by First Montauk Securities Corp., one of the selling shareholders and a registered broker/dealer. FMSC received these warrants pursuant to an Underwriting Agreement in connection with our initial public offering in December of 1997, in which FMSC acted as lead underwriter. Currently, FMSC is a market-maker in our stock. NASD rules may require that FMSC cease its activities as a market-maker when it attempts to sell the shares registered for its benefit pursuant to this Prospectus.

      One of our directors is also a director of one of the selling shareholders. Mr. Portman has served as Secretary and a Director of PacificHealth since our inception. Mr. Portman also has served as a director of FMSC since 1983.

      The selling shareholders have advised us that they have not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with any underwriters or broker-dealers for the sale of shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders. To our knowledge, the selling shareholders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the sale of the shares covered by this prospectus.

      In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also:

      o sell shares short and redeliver the shares to close out these short positions;
      o enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or financial institution of the shares, which the broker-dealer or financial institution may resell or otherwise transfer under this prospectus;
      o loan or pledge the shares to a broker-dealer or other financial institution that may sell the shares so loaned under this prospectus upon a default; or
      o sell shares covered by this prospectus that qualify for sale under Rule 144 under the Securities Act pursuant to that Rule rather than under this prospectus.

         The selling shareholders and any broker-dealers participating in the sale of shares covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of such shares. Any commission, discount or concession received by a broker-dealer and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling shareholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as fees and disbursements for legal counsel retained by any selling shareholder.

         In certain cases, PacificHealth and the selling shareholders have agreed to indemnify each other and other related parties against specified liabilities, including liabilities arising under the Securities Act. The selling shareholders also may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

         A supplement to this prospectus will be filed, if required, under Rule 424(b) under the Securities Act to include additional disclosure before offers and sales of the securities in question are made.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Eckert Seamans Cherin & Mellott, LLC, Philadelphia, Pennsylvania.

                                     EXPERTS

         Our financial statements as of December 31, 2001 and 2000, and for the years then ended incorporated by reference in this Prospectus and Registration Statement have been audited by Larson, Allen, Weishair & Co., LLP, independent certified public accountants, as set forth in their report which are incorporated by reference herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act.

         Our Certificate of Incorporation contains a provision permitted by Delaware law which eliminates the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duty of care which arises under state law. Although this does not change the directors' duty of care, it limits legal remedies which are available for breach of that duty to equitable remedies, such as an injunction or rescission. This provision of our Certificate of Incorporation has no effect on directors' liability for: (1) breach of the directors' duty of loyalty; (2) acts or omissions not in good faith or involving intentional misconduct or known violations of law; and (3) approval of any transactions from which the directors derive an improper personal benefit.

         Our Amended and Restated Bylaws contains a provision that provides for the indemnification of any individual who was, is, or is threatened to be made a party, by reason of the fact that the individual is a director or officer of PacificHealth or serves in a similar role, to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Pursuant to this provision, the individual is indemnified against all expenses, liability and loss actually and reasonably incurred to the extent such individual is not otherwise indemnified and to the extent such indemnification is permitted by law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of PacificHealth pursuant to the forgoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company will pay all reasonable expenses incident to the registration of shares other than any commissions and discounts of underwriters, dealers or agents. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

             SEC registration fee................................     $ 966.13
             Legal fees and expenses.............................    10,000.00
             Accounting fees and expenses........................     2,500.00
             State Filing Fees...................................     2,000.00
             Other...............................................         0.00
                                                                    ----------
             Total...............................................   $15,466.13

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act.

         The Company's Certificate of Incorporation contains a provision permitted by Delaware law which eliminates the personal liability of the Company's directors for monetary damages for breach or alleged breach of their fiduciary duty of care which arises under state law. Although this does not change the directors' duty of care, it limits legal remedies which are available for breach of that duty to equitable remedies, such as an injunction or rescission. This provision of the Company's Certificate of Incorporation has no effect on directors' liability for: (1) breach of the directors' duty of loyalty; (2) acts or omissions not in good faith or involving intentional misconduct or known violations of law; and (3) approval of any transactions from which the directors derive an improper personal benefit.

         The Company's Amended and Restated Bylaws contains a provision that provides for the indemnification of any individual who was, is, or is threatened to be made a party, by reason of the fact that the individual is a director or officer of the Company or serves in a similar role, to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Pursuant to this provision, the individual is indemnified against all expenses, liability and loss actually and reasonably incurred to the extent such individual is not otherwise indemnified and to the extent such indemnification is permitted by law.

ITEM 16.  EXHIBITS.

                                                                                                    Incorporated by
Exhibit Number              Description                                                             Reference
--------------              -----------                                                             ---------
3.1                         Certificate of Incorporation of the Company and all amendments thereto  A
3.2                         Amended and Restated Bylaws of the Company                              B
4.1                         Specimen Common Stock Certificate                                       B
4.2                         Underwriter's Warrant Agreement and Form of Warrant                     B
5.1                         Opinion of Eckert Seamans Cherin & Mellott, LLP                         *
23.1                        Consent of Larson, Allen, Weishair & Co., LLP                           *
23.2                        Consent of Eckert Seamans Cherin & Mellott, LLP                         *
                            (contained in Exhibit 5.1)

---------

* Filed herewith

A   Filed with Registration Statement on Form SB-2 (Registration No. 333-36379)
   (the "1997 SB-2") on September 25, 1997.

B   Filed with Amendment No. 3 to the 1997 SB-2 on December 17, 1997.

Item 17. UNDERTAKINGS.

We hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of PacificHealth Laboratories, Inc. ("PacificHealth") pursuant to the foregoing provisions, or otherwise, PacificHealth has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by PacificHealth of expenses incurred or paid by a director, officer, or controlling person of PacificHealth in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PacificHealth will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form S-3 and have authorized this Amendment No. 3 to Registration Statement to be signed on our behalf by the undersigned, our President, on the 24th day of May, 2002.

                           PacificHealth Laboratories, Inc.

                           By: /s/ Robert Portman
                           -----------------------------------------------------
                           Robert Portman, President,
                           Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933 and the requirements of Form S-3, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dated indicated.

 /s/ Robert Portman                         Director and Chief Executive Officer        May 24, 2002
-----------------------------------
Robert Portman

  /s/ Stephen P. Kuchen                     Director and Principal Financial and        May 24, 2002
----------------------------------          Accounting Officer
Stephen P. Kuchen

/s/ T. Colin Campbell                       Director                                    May 24, 2002
---------------------------------
T. Colin Campbell

/s/ Michael Cahr                            Director                                    May 24, 2002
------------------------
Michael Cahr

/s/ David I. Portman                        Director                                    May 24, 2002
------------------------
David I. Portman

/s/ Joseph Harris                           Director                                    May 24, 2002
------------------------
Joseph Harris
